EXHIBIT 10.5

Performance Award Agreement
Under the Bloomin’ Brands, Inc. 2016 Omnibus Incentive Compensation Plan

Bloomin’ Brands, Inc. (the “Company”) hereby issues to the Participant an award (the “Award”) of performance-based Share units (“Performance Awards”). Each Performance Award represents an unfunded, unsecured promise of the Company to deliver to the Participant one Share, subject to the vesting and other restrictions, terms and conditions set forth in the Bloomin’ Brands, Inc. 2016 Omnibus Incentive Compensation Plan (the “Plan”) and those set forth in this Agreement, including the Terms and Conditions of Performance Award attached hereto as Exhibit A and the Performance-Based Vesting Terms and Conditions contained in Exhibit B (collectively, the “Agreement”). Any capitalized terms used in this Agreement and not defined herein shall have the meanings ascribed to such terms in the Plan.

Performance Awards:

Name/Participant:	<name >
Type of Grant:	Performance Awards
Date of Grant:	<date>
Total Shares Granted:	<shares >

The Participant, by accepting this award online on www.netbenefits.com, acknowledges and agrees that the Performance Awards are granted under and governed by the terms, and subject to the conditions, of this Agreement, including the Terms and Conditions of Performance Award attached hereto as Exhibit A and Exhibit B, and the Plan.

Exhibit A

Terms and Conditions of Performance Award

1.    Condition to the Participant’s Rights Under this Agreement. This Agreement shall not become effective, and the Participant shall have no rights with respect to the Award or the Performance Awards, unless and until the Participant has fully executed this Agreement by accepting the Award online as described above. Notwithstanding the foregoing, if the Participant does not otherwise reject this Award in a writing to the Compensation department within 90 days of the Date of Grant or such other manner as the Company may specify from time to time in its sole discretion, the Participant shall be deemed to have accepted the Award, and the terms and conditions hereof, as of the Date of Grant.
2.    Vesting.
(a)    Subject to the provisions of this Agreement, the Performance Awards awarded under this Agreement shall vest, subject to the Participant’s Continuous Service on the vesting date set forth in Exhibit B hereto (the “Vesting Date”), when the Committee certifies (A) the extent to which the Company’s performance results have satisfied the performance criteria (“Performance Goals”) over the period beginning on [First day of Fiscal Year, Year 1] and ending on [Last day of Fiscal Year, Year 3] (the “Performance Period”) and (B) the corresponding number of Performance Awards that have been earned and vested as a result of the achievement of such Performance Goals during such Performance Period (which number may range from zero percent to 200% percent of the Target Number of Performance Awards eligible for vesting based on performance during such Performance Period), all as set forth in Exhibit B hereto. Any Performance Awards that are eligible to be earned based on performance during the Performance Period, but do not so vest, shall be forfeited.
(b)    Prior to actual payment of any of the Performance Awards that are earned and vested, the Performance Awards will represent unfunded, unsecured obligations of the Company in accordance with Section 17.13 of the Plan.
(c)    The Committee certification described in paragraph (a) of this Section 2 shall occur as soon as practicable after the end of the Performance Period. The Committee may make adjustments to Performance Goals as described in Section 9 of the Plan as the Committee deems appropriate and equitable in a manner consistent with the requirements of Section 162(m) of the Code (for Awards intended to comply with the Performance-based Exception) and otherwise subject to Section 9 of the Plan.
3.    Termination of Continuous Service. Except to the extent provided otherwise in Section 4 hereof or unless the Committee determines otherwise:
(a)    If Participant’s Continuous Service terminates other than due to death or Disability, all Performance Awards that are unvested at the time of such termination will be forfeited.

(b)    If Participant’s Continuous Service terminates due to death or Disability, then a pro rata portion (based on the portion of the Performance Period that passed prior to termination of Participant’s Continuous Service) of the Target Number of Performance Awards will immediately vest and become payable in Shares upon such termination.
4.    Change in Control. In the event of a Change in Control, the vesting of the Performance Awards may be accelerated pursuant to the Company’s Executive Change in Control Plan or pursuant to Section 12 of the Plan. In any such event, the treatment of the Performance Awards shall be governed by the applicable provisions of the Executive Change in Control Plan and Section 12 of the Plan.
5.    Settlement. The Company shall, as soon as practicable upon the satisfaction of the vesting conditions of the Performance Awards set forth in Section 2 of this Agreement, effect delivery of the Shares with respect to such vested Performance Awards to the Participant (or, in the event of the Participant’s death, to the Beneficiary). No Shares will be issued pursuant to this Award unless and until all legal requirements applicable to such issuance have been complied with to the satisfaction of the Committee.
6.    Performance Awards Non-Transferable. The Participant shall not directly or indirectly sell, transfer, pledge, assign or otherwise encumber Performance Awards or any interest in them, or make any commitment or agreement to do any of the foregoing, except to the extent permitted by Section 11.3 of the Plan.
7.    Section 162(m) Compensation. Performance Awards made to Participants subject to Section 162(m) of the Code are intended to qualify for the Performance-based Exception and the Committee will interpret the terms of such Performance Awards in a manner consistent with that intent to the extent appropriate.
8.    Section 409A. This Agreement is intended to comply with Section 409A of the Code or an exemption thereunder and shall be construed and interpreted in a manner that is consistent with the requirements for avoiding additional taxes or penalties under Section 409A of the Code. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A of the Code and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Participant on account of non-compliance with Section 409A of the Code.
9.    Electronic Delivery and Acceptance. The Company may in its sole discretion, decide to deliver any documents related to the Performance Awards granted under the Plan and participation in the Plan, or future Performance Awards that may be granted under the Plan, by electronic means or to request the Participant’s consent to participate in the Plan by electronic means. The Participant hereby consents to receive such documents by electronic delivery and, if requested, to participate in the Plan through an on-line (and/or voice activated) system established and maintained by the Company or a third party designated by the Company.
10.    Data Privacy.

(a)    The Participant hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of his or her personal data as described in this document by and among, as applicable, the Company and its Affiliates for the exclusive purpose of implementing, administering and managing the Participant’s participation in the Plan.
(b)    The Participant understands that the Company and its Affiliates may hold certain personal information about the Participant, including, but not limited to, his or her name, home address and telephone number, date of birth, social security number or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company, details of all options or any other entitlement to shares of stock awarded, canceled, exercised, vested, unvested or outstanding in the Participant’s favor, for the purpose of implementing, administering and managing the Plan (“Data”). The Participant understands that Data may be transferred to any third parties assisting in the implementation, administration and management of the Plan, that these recipients may be located in the Participant’s country or elsewhere and that the recipients’ country may have different data privacy laws and protections than the Participant’s country. The Participant understands that he or she may request a list with the names and addresses of any potential recipients of the Data by contacting the Company’s human resources representative. The Participant authorizes the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purpose of implementing, administering and managing his or her participation in the Plan, including any requisite transfer of such Data as may be required to a broker or other third party with whom the Participant may elect to deposit any Shares acquired upon settlement of these Performance Awards. The Participant understands that Data will be held only as long as is necessary to implement, administer and manage the Participant’s participation in the Plan. The Participant understands that he or she may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing the Company’s human resources representative. The Participant understands, however, that refusing or withdrawing his or her consent may affect the Participant’s ability to participate in the Plan. For more information on the consequences of a refusal to consent or withdrawal of consent, the Participant understands that he or she may contact the Company’s human resources representative.
11.    Government and Other Regulations. The grant of Performance Awards is subject to all laws, regulations and orders of any governmental authority which may be applicable thereto and, notwithstanding any of the provisions hereof, the Participant acknowledges that the Company will not be obligated to issue any Shares hereunder if the grant or vesting thereof or the issuance of such Shares, as the case may be, would constitute a violation by the Participant or the Company of any such law, regulation or order or any provision thereof. The Company shall not be obligated to take any affirmative action in order to cause the vesting of the Performance Awards or the issuance of Shares pursuant hereto to comply with any such law, regulation, order or provision.
12.    Miscellaneous Provisions.
(a)    The Performance Awards are granted under and subject to the terms and conditions of the Plan, which is incorporated herein and made part hereof by this reference. In the event of a conflict between the terms of the Plan and this Agreement, the terms of the Plan, as interpreted by the Board or the Committee, shall govern. In the event of a conflict between the terms of the Plan and this Agreement, the terms of the Plan, as interpreted by the Board or the Committee, shall govern and all decisions under and interpretations of the Plan or this Agreement by the Committee or the Board shall be final, binding and conclusive upon the Participant and his heirs and legal representatives. The Participant hereby acknowledges receipt of a true copy of the Plan and that the Participant has read the Plan carefully and fully understands its content.
(b)    This Agreement and the Plan constitute the entire contract between the parties hereto with regard to the subject matter hereof. This Agreement and the Plan supersede any other agreements, representations or understandings (whether oral or written and whether express or implied) which relate to the subject matter hereof.
(c)    If the Participant has received this Agreement or any other document related to the Plan translated into a language other than English and if the translated version is different than the English version, the English version will control.
(d)    The provisions of this Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.
(e)    This Agreement may be executed or deemed executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

IN WITNESS WHEREOF, the Company has caused this grant of Performance Awards to be executed, as of the Date of Grant.

BLOOMIN’ BRANDS, INC.

By:	ELECTRONIC SIGNATURE

Elizabeth Smith, Chief Executive Officer

(or Kelly Lefferts, Group Vice President, Legal)

Exhibit B
Performance-Based Vesting Terms and Conditions
Vesting Schedule:

Subject to the provisions of this Agreement, the number of Performance Awards earned based on the achievement of the Performance Goals set forth in the table below shall vest and become payable in Shares on the following Vesting Date:

100% shall vest on the third anniversary of the Date of Grant

No Performance Awards shall be payable in Shares prior to such Vesting Date, despite the Company having achieved, to any extent, the Performance Goals set forth below or in a subsequent schedule added to this Agreement.

The Performance Goals set forth below are for the Performance Period and apply to the total number of Performance Awards subject to this Agreement (the “Target Number of Performance Awards”). The Target Number of Performance Awards earned will be adjusted up or down based upon the level of performance achieved for the Performance Period in accordance with the Performance Goals as provided below.

Performance Goals for the Performance Period:

Bloomin’ Brands, Inc. [Performance Goal]	Payout Adjustment Percentage
X%	200%
X%	150%
X%	125%
X%	100%
X%	75%
X%	50%
<X%	0%
For percentage achievement of Plan between listed Performance Goals, the Payout Adjustment Percentage will be interpolated between Performance Goals, except that anything below the lowest listed Performance Goal results in no payout.

[Add explanation of how the performance measure will be calculated, and how performance metric over the three-year Performance Period will be calculated]